Exhibit 99


NCRIC Group, Inc. Receives Regulatory Approval To Proceed With Second Step Conversion and Related Stock Offering

Washington D.C., May 15, 2003

NCRIC Group, Inc. (Nasdaq: NCRI), a leading provider of insurance and physician practice management services in the Mid-Atlantic Region, reported today that the holding company for NCRIC, Inc. has received regulatory approval from the Commissioner of Insurance and Securities of the District of Columbia for the second step conversion of NCRIC, A Mutual Holding Company, the mutual holding company for NCRIC Group, Inc. As a result of the conversion and offering, the mutual holding company will cease to exist, and NCRIC Group will become a fully public holding company.

The conversion and offering are subject to the approval of the plan of conversion by the Members of NCRIC, A Mutual Holding Company and by the public stockholders of NCRIC Group, Inc.

As previously reported, NCRIC Group, Inc. has filed a Registration Statement on Form S-1 with the Securities and Exchange Commission which was declared effective on May 14, 2003. Copies of the Registration Statement are available on the NCRIC Group, Inc. website at www.ncric.com.

Stock offering materials are being mailed to those eligible to subscribe in the subscription offering, and proxy materials are being provided to stockholders and members eligible to vote on the plan of conversion. Information, including details of the offering and the operations of NCRIC Group, Inc. are provided in the Prospectus, which may be obtained by calling NCRIC Group's Stock Information Center on or after May 20, 2003. The toll-free telephone number is (866) 818-9961. Hours of operation will be from 10:00 a.m. to 4:00 p.m., Washington, D.C. Time, Monday through Friday.

This release is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer is made only by the Prospectus.

This news release contains certain forward-looking statements about the proposed conversion of the Mutual Holding Company and offering by the Company. These include statements regarding the anticipated consummation date of the transactions and anticipated future results.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, increased jury awards against policyholders, changes in general economic conditions and legislative and regulatory changes that adversely affect the businesses in which NCRIC Group, Inc. and its subsidiaries are engaged.

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About NCRIC Group, Inc.

NCRIC Group, Inc. is a healthcare financial services organization that assists individual physicians and groups of physicians in managing their practices by providing medical professional liability insurance, practice management and financial services and employee benefit plan design and pension administration. In addition to its headquarters in Washington, D.C., NCRIC Group, Inc. has offices in Richmond, Fredericksburg and Lynchburg, Virginia, as well as Greensboro, North Carolina, and provides services to more than 5,000 clients. Its primary insurance subsidiary, NCRIC, Inc., is rated A- (Excellent) by A.M. Best Company. For further information, contact R. Ray Pate, Jr., President and CEO, 1115 30th Street, NW, Washington, D.C. 20007, or consult NCRIC's web site, www.ncric.com.

May 15, 2003